EXHIBIT 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Oil States International, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees To Be Paid	Equity	Common Stock	457(c)	1,909,722	(1)	$4.96	(2)	$9,472,221.12	(2)	$0.0000927	$878.07
	Total Offering Amounts							$9,472,221.12			—
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$878.07
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(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an undetermined number of additional shares of common stock as may from time to time be issued by reason of stock splits, stock dividends and other similar transactions.
(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the registrant’s common stock on July 5, 2022, as reported by the New York Stock Exchange. The proposed maximum offering price per share of common stock will be determined from time to time by the selling securityholder in connection with, and at the time of, the sale by the selling securityholder of the securities registered hereunder.
Table 2: Fee Offset Claims and Sources
Not applicable.